2009 Annual Report

Table of Contents

Letter to Stockholders	1

Financial Highlights Summary	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Changes in Stockholders’ Equity	5

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

Report of Independent Registered Public Accounting Firm	38

Management’s Discussion and Analysis	39

Board of Directors and Officers	57

Stockholder Information	58

Dear Shareholder:

Surrey Bancorp had a very profitable year in 2009, compared to other financial institutions. Earnings improved significantly over 2008, but remained below levels reported in 2007 and before. The bank strengthened its capital base in 2009 through retained earnings and the sale of preferred stock to the U.S. Treasury under the Capital Purchase Program. Surrey Bancorp is one of the more highly capitalized financial institutions in North Carolina. This allows us to continue our lending activities in a challenging economic environment and to take advantage of sensible growth opportunities, should they arise.

The Company reported net income of $2,232,294 or $0.58 per fully diluted common share in 2009. This was a 47.4% increase over 2008 profits of $1,514,565 or $0.42 per fully diluted common share. The increased earnings were attributable to the receipt of tax-exempt insurance proceeds of $1,000,000 in the Bank’s sales finance subsidiary. Net interest income increased to $7,620,899 in 2009, a 10.1% improvement over the previous year due to reductions in deposit costs. Non-interest income, excluding life insurance proceeds, totaled $2,511,411, and was essentially flat compared to the previous year. Provisions for loans losses doubled in 2009 because of increases in impaired and non-performing loans, a reflection of our distressed economy. The provision totaled $1,604,947 in 2009, compared to $799,913 in 2008. Non-interest expense increased 4.9% to $6,583,745 in 2009. This was due to increases in FDIC insurance premiums and personnel-related costs.

Total assets as of December 31, 2009, were $216,949,782, an increase of 6.3% over the previous year. Total deposits also increased by 6.3% in 2009, and totaled $173,974,558 at year end. Loans, net of the allowance for losses, increased to $180,442,154, a 4.9% increase over the prior year.

Asset quality, appropriate provisions for loan losses, and capital adequacy are being closely monitored by bank regulators and investors. Our non-performing assets at year end totaled 0.66% of total assets. Loan loss reserves were $4,669,905 or 2.52% of total loans at the end of 2009. These reserves equal 101% of impaired and non-performing assets, net of government guarantees. Impaired loans plus non-performing assets, net of government guarantees, total 13.97% of the bank’s loan loss reserve and capital. The bank’s asset quality is within industry standards, and our reserve and capital position exceeds industry standards.

The financial performance of a community bank generally mirrors the economic conditions in which it operates. The economic challenges we are experiencing on a local, state and national level are expected to continue throughout the year. As a result, asset quality and earnings will remain under pressure. I am confident Surrey Bancorp will remain an industry leader in profitability and capital adequacy by staying committed to the sound banking principles that have guided us from our inception in 1996.

On behalf of the employees, management and the Board of Directors Surrey Bancorp, thank you for your support.

/s/ Edward C. Ashby, III
Edward C. Ashby, III
President & CEO

Financial Highlights Summary1

	2009	2008	2007	2006	2005

Summary of Operations

Interest income	$10,847	$12,356	$15,024	$13,452	$10,673
Interest expense	3,226	5,436	6,450	5,181	3,647

Net interest income	7,621	6,920	8,574	8,271	7,026
Provision for loan losses	1,605	800	718	614	461
Other income	3,511	2,498	2,618	2,045	2,059
Other expense	6,584	6,279	6,120	5,590	5,219
Income taxes	711	825	1,569	1,461	1,204

Net income	2,232	1,514	2,785	2,651	2,201
Preferred stock dividends declared	(258)	(119)	(119)	(119)	(119)

Net income available to common stockholders	$1,974	$1,395	$2,666	$2,532	$2,082

Per Common Share Data[2]

Net income:
Basic	$0.62	$0.44	$0.85	$0.85	$0.71
Diluted	0.58	0.42	0.78	0.76	0.63
Cash dividends declared	n/a	n/a	0.15	n/a	n/a
Book value per common share	7.44	6.87	6.44	5.80	4.97

Balance Sheet

Loans, net	$180,442	$172,080	$166,457	$153,852	$142,385
Investment securities	2,012	2,161	3,118	3,649	4,129
Total assets	216,950	204,178	210,957	187,110	179,571
Deposits	173,975	163,747	171,180	151,091	145,856
Stockholders’ equity	28,425	24,383	22,983	20,027	17,261
Interest-earning assets	206,604	194,310	200,005	180,958	173,593
Interest-bearing liabilities	162,215	154,170	157,943	141,425	137,555

Selected Ratios

Return on average assets	1.07%	0.74%	1.41%	1.47%	1.30%
Return on average equity	8.07%	6.36%	12.60%	14.16%	13.64%
Dividends declared on common stock as a percent of net income	n/a	n/a	17.80%	n/a	n/a

1.	In thousands of dollars, except per share data.
2.	Adjusted for the effects of a common stock split effected in the form of a 20% common stock dividend declared on February 3, 2006, and a 2 for 1 common stock split effected in the form of a common stock dividend declared on December 28, 2006.

Consolidated Balance Sheets

December 31, 2009 and 2008

	2009	2008

Assets

Cash and due from banks	$1,923,621	$1,293,770
Interest-bearing deposits with banks	19,067,374	16,503,318
Federal funds sold	412,947	200,000
Investment securities available for sale	2,011,925	2,160,782
Restricted equity securities	1,047,514	1,047,464
Loans, net of allowance for loan losses of $4,669,905 in 2009 and $3,365,370 in 2008	180,442,154	172,080,251
Property and equipment, net	4,881,770	5,044,526
Foreclosed assets	53,336	50,414
Accrued interest and other income	1,032,989	1,008,498
Goodwill	120,000	120,000
Bank owned life insurance	3,173,307	3,062,150
Other assets	2,782,845	1,606,842

Total assets	$216,949,782	$204,178,015

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$24,709,970	$24,161,085
Interest-bearing	149,264,588	139,586,027

Total deposits	173,974,558	163,747,112
Federal funds purchased and securities sold under agreements to repurchase	—	2,144,186
Short-term debt	3,750,000	1,740,000
Long-term debt	9,200,000	10,700,000
Dividends payable	44,603	29,987
Accrued interest payable	291,111	500,694
Other liabilities	1,264,158	933,033

Total liabilities	188,524,430	179,795,012

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, 189,356 shares of Series A, issued and outstanding with no par value, 4.5% convertible non-cumulative, perpetual; with a liquidation value of $14 per share;	2,620,325	2,620,325
2,000 shares of Series B, issued and outstanding with no par value, fixed rate (5%) cumulative perpetual, with a liquidation value of $1,000 per share, net of accreted discount;	1,903,283	—
100 shares of Series C, issued and outstanding with no par value, fixed rate (9%) cumulative perpetual, with a liquidation value of $1,000 per share, net of amortized premium	103,222	—
Common stock, 5,000,000 shares authorized at no par value; 3,198,105 shares issued in 2009 and 3,167,568 shares issued in 2008	9,406,429	9,270,253
Retained earnings	14,468,089	12,493,763
Accumulated other comprehensive loss	(75,996)	(1,338)

Total stockholders’ equity	28,425,352	24,383,003

Total liabilities and stockholders’ equity	$216,949,782	$204,178,015

See Notes to Consolidated Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Interest income
Loans and fees on loans	$10,756,956	$11,912,386	$13,797,058
Federal funds sold	559	7,131	20,375
Investment securities, taxable	68,283	138,372	213,118
Deposits with banks	21,564	298,362	993,791

Total interest income	10,847,362	12,356,251	15,024,342

Interest expense
Deposits	2,787,160	4,849,164	5,766,590
Federal funds purchased and securities sold under agreements to repurchase	400	6,716	30,612
Short-term debt	25,744	11,545	—
Long-term debt	413,159	568,357	653,381

Total interest expense	3,226,463	5,435,782	6,450,583

Net interest income	7,620,899	6,920,469	8,573,759

Provision for loan losses	1,604,947	799,913	717,629

Net interest income after provision for loan losses	6,015,952	6,120,556	7,856,130

Noninterest income
Service charges on deposit accounts	1,155,363	1,153,707	1,125,212
Gain on sale of government guaranteed loans	—	—	147,840
Fees and yield spread premiums on loans delivered to correspondents	155,804	136,316	209,722
Other service charges and fees	382,891	368,678	340,914
Other operating income	817,353	839,410	794,245
Life insurance proceeds	1,000,000	—	—

Total noninterest income	3,511,411	2,498,111	2,617,933

Noninterest expense
Salaries and employee benefits	3,347,410	3,207,384	3,063,889
Occupancy expense	413,175	410,489	374,945
Equipment expense	275,862	322,824	330,094
Data processing	382,003	365,017	379,042
Foreclosed assets, net	97,974	43,260	44,367
Postage/printing and supplies	212,948	229,841	215,313
Professional fees	299,144	251,747	311,513
FDIC insurance premiums	317,363	103,033	100,167
Other expense	1,237,866	1,345,791	1,300,640

Total noninterest expense	6,583,745	6,279,386	6,119,970

Net income before income taxes	2,943,618	2,339,281	4,354,093

Income tax expense	711,324	824,716	1,568,887

Net income	2,232,294	1,514,565	2,785,206
Preferred stock dividends and accretion of discount	(257,968)	(119,295)	(119,295)

Net income available to common stockholders	$1,974,326	$1,395,270	$2,665,911

Basic earnings per common share	$0.62	$0.44	$0.85

Diluted earnings per common share	$0.58	$0.42	$0.78

Basic weighted average common shares outstanding	3,192,566	3,165,891	3,126,834

Diluted weighted average common shares outstanding	3,594,178	3,586,927	3,564,272

Dividends declared per common share	$—	$—	$0.15

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2009, 2008 and 2007

	Convertible Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C		Common Stock		Retained	Unrealized Appreciation (Depreciation) on
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Earnings	Securities	Total
Balance, December 31, 2006	189,356	$2,620,325	—	$—	—	$—	3,002,168	$8,461,247	$8,950,342	$(4,460)	$20,027,454

Comprehensive income
Net income	—	—	—	—	—	—	—	—	2,785,206	—	2,785,206
Net change in unrealized gain on investment securities available for sale, net of income tax of $4,735	—	—	—	—	—	—	—	—	—	7,548	7,548

Total comprehensive income											2,792,754

Common stock options exercised	—	—	—	—	—	—	160,596	186,467	—	—	186,467
Tax benefit related to exercise of non-qualified stock options	—	—	—	—	—	—	—	565,076	—	—	565,076
Stock-based compensation, net of tax benefit	—	—	—	—	—	—	—	5,149	—	—	5,149
Dividends declared on common stock ($0.15 per share)	—	—	—	—	—	—	—	—	(474,414)
Dividends declared on convertible Series A preferred stock ($.63 per share)	—	—	—	—	—	—	—	—	(119,295)	—	(119,295)

Balance, December 31, 2007	189,356	2,620,325	—	—	—	—	3,162,764	9,217,939	11,141,839	3,088	22,983,191

Cumulative effect of initial adoption of ASC 715-60	—	—	—	—	—	—	—	—	(43,346)	—	(43,346)

Balance, January 1, 2008	189,356	2,620,325	—	—	—	—	3,162,764	9,217,939	11,098,493	3,088	22,939,845

Net income	—	—	—	—	—	—	—	—	1,514,565	—	1,514,565
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $2,777	—	—	—	—	—	—	—	—	—	(4,426)	(4,426)

Total comprehensive income											1,510,139

Common stock options exercised	—	—	—	—	—	—	4,804	18,132	—	—	18,132
Stock-based compensation, net of tax benefit	—	—	—	—	—	—	—	34,182	—	—	34,182
Dividends declared on convertible Series A preferred stock ($.63 per share)	—	—	—	—	—	—	—	—	(119,295)	—	(119,295)

Balance, December 31, 2008	189,356	$2,620,325	—	$—	—	$—	3,167,568	$9,270,253	$12,493,763	$(1,338)	$24,383,003

Continued

Consolidated Statements of Changes in Stockholders’ Equity, continued

For the years ended December 31, 2009, 2008 and 2007

	Convertible Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C		Common Stock		Retained	Unrealized Appreciation (Depreciation) on
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Earnings	Securities	Total
Balance, December 31, 2008	189,356	$2,620,325	—	$—	—	$—	3,167,568	$9,270,253	$12,493,763	$(1,338)	$24,383,003

Net income	—	—	—	—	—	—	—	—	2,232,294	—	2,232,294
Net change in unrealized gain (loss) on investment securities available for sale, net of income tax of $46,836	—	—	—	—	—	—	—	—	—	(74,658)	(74,658)

Total comprehensive income											2,157,636

Common stock options exercised	—	—	—	—	—	—	30,537	86,238	—	—	86,238
Tax benefit related to exercise of non-qualified stock options	—	—	—	—	—	—	—	19,903	—	—	19,903
Stock-based compensation, net of tax benefit	—	—	—	—	—	—	—	30,035	—	—	30,035
Issue Series B preferred stock to the U.S. Treasury, net of issuance costs	—	—	2,000	1,975,015	—	—	—	—	—	—	1,975,015
Issue Series C preferred stock to the U.S. Treasury	—	—	—	(106,000)	100	106,000	—	—	—	—	—
Dividends declared on convertible Series A preferred stock ($.63 per share)	—	—	—	—	—	—	—	—	(119,294)	—	(119,294)
Dividends declared and accrued on Series B and Series C preferred stock, net of discount accretion and (premium) amortization	—	—	—	34,268	—	(2,778)	—	—	(138,674)	—	(107,184)

Balance, December 31, 2009	189,356	$2,620,325	2,000	$1,903,283	100	$103,222	3,198,105	$9,406,429	$14,468,089	$(75,996)	$28,425,352

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Cash flows from operating activities
Net income	$2,232,294	$1,514,565	$2,785,206
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	279,036	314,241	314,933
Provision for loan losses	1,604,947	799,913	717,629
Loss on the sale of foreclosed assets	29,244	43,260	44,367
Stock-based compensation	30,035	34,182	5,149
(Gain) loss on disposal of property and equipment	(320)	15,693	(3,046)
Deferred income taxes	(559,407)	(228,008)	(198,034)
Accretion of discount on securities, net of amortization of premiums	10,346	(8,023)	(57,283)
Changes in assets and liabilities:
Accrued income	(24,491)	196,749	(158,104)
Increase in cash surrender value of life insurance	(111,157)	(109,130)	(105,883)
Other assets	(569,760)	(126,267)	107,521
Accrued interest payable	(209,583)	(130,503)	26,304
Other liabilities	331,125	34,861	172,266

Net cash provided by operating activities	3,042,309	2,351,533	3,756,908

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	(2,564,056)	10,745,181	(10,629,521)
Net (increase) decrease in federal funds sold	(212,947)	200,000	9,000
Purchases of investment securities	(1,999,663)	(4,558,260)	(4,447,272)
Maturities of investment securities	2,016,680	5,516,631	5,047,251
Purchases of restricted equity securities	(168,950)	(53,450)	(77,184)
Redemption of restricted equity securities	168,900	—	134,400
Net increase in loans	(10,185,364)	(6,667,952)	(13,884,835)
Proceeds from the sale of foreclosed assets	186,348	239,754	506,708
Proceeds from sale of property and equipment	320	4,715	9,900
Purchases of property and equipment	(116,280)	(477,078)	(780,627)

Net cash provided by (used in) investing activities	(12,875,012)	4,949,541	(24,218,063)

Cash flows from financing activities
Net increase (decrease) in deposits	10,227,446	(7,433,120)	20,088,962
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(2,144,186)	1,996,859	(362,468)
Net increase in short-term debt	2,010,000	1,740,000	—
Net increase (decrease) in long-term debt	(1,500,000)	(3,956,117)	492,630
Dividends paid on preferred stock	(211,862)	(119,295)	(119,295)
Dividends paid on common stock	—	(474,496)	—
Common stock options exercised	86,238	18,132	186,467
Proceeds from the issuance of preferred stock, net	1,975,015	—	—
Tax benefit related to exercise of non-qualified stock options	19,903	—	565,076

Net cash provided by (used in) financing activities	10,462,554	(8,228,037)	20,851,372

Net increase (decrease) in cash and cash equivalents	629,851	(926,963)	390,217

Cash and due from banks, beginning	1,293,770	2,220,733	1,830,516

Cash and due from banks, ending	$1,923,621	$1,293,770	$2,220,733

Continued

Consolidated Statements of Cash Flows, continued

For the years ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Supplemental disclosures of cash flow information
Interest paid	$3,436,046	$5,566,285	$6,424,279

Income taxes paid	$1,049,854	$1,231,235	$1,096,476

Loans transferred to foreclosed properties	$218,514	$244,588	$562,412

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Surrey Bancorp (the “Company”) began operation on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust. Shareholders of the Bank received six shares of Surrey Bancorp common shares for every five shares of Surrey Bank & Trust common shares owned. The Company is subject to regulation by the Federal Reserve.

Surrey Bank & Trust (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on July 15, 1996, and commenced operations on July 22, 1996. The Bank currently serves Surry County, North Carolina and Patrick County, Virginia and surrounding areas through five banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

Surrey Investment Services, Inc. (“Subsidiary”) was organized and incorporated under the laws of the State of North Carolina on February 10, 1998. The subsidiary provides insurance services through SB&T Insurance and investment advice and brokerage services through U-VEST.

On July 31, 2000, Surrey Bank & Trust formed Freedom Finance, LLC (originally named Friendly Finance, LLC) a subsidiary operation specializing in the purchase of sales finance contracts from local automobile dealers.

The accounting and reporting policies of the Company and subsidiaries follow U.S. generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

Management believes the policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank, and Subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities in two business segments. In determining the appropriateness of segment definition, the Company considers the materiality of potential business segments and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment. For more information on business segments see Note 21.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially the Company’s entire loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Due from Banks

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost. These deposits are primarily at the Federal Home Loan Bank of Atlanta, which sweeps excess funds out nightly and invests the funds in accounts that pay a daily rate that mirrors the federal funds rate, and the Federal Reserve Bank. Other deposits included in this category are short-term certificates of deposit issued through the Certificate of Deposit Account Registry Service (CDARS).

Trading Securities

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. No securities held by the Company for the periods presented were classified as held to maturity.

Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method and are recorded on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Securities Available for Sale, continued

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. In determining whether other than temporary impairment exist, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Government guaranteed loans originated in the normal course of business are sometimes sold into the secondary market. These sales are of the guaranteed portion of the loans only. Loans that carry variable rates, which eliminate the market risk to the Bank, are carried at cost. Fixed rate loans are carried the lower of cost or market.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Payments received on nonaccrual loans are first applied to principal and any residual amounts are then applied to interest. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due loans are determined on the basis of contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-25

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense. The historical average holding period for such properties is less than six months.

Goodwill

Goodwill consists of premiums paid on acquisitions of insurance agencies. Goodwill is evaluated for impairment on an annual basis. Any impairment is charged against income in the period of impairment.

Employee Benefit Plans

The Company has a defined contribution plan qualifying under IRS Code Section 401(k). Beginning in 2008, employee contributions are matched by the Company up to the first six percent of an employee’s contribution. In years before 2008 the Company match was up to the first four percent of an employee’s contribution. The Company match is expensed as incurred.

The Company has a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) covering certain executive employees. The plan calls for monthly payments payable for the life of the executive, generally beginning at the age of 65. The SERP costs, which are actuarially determined and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Employee Benefit Plans, continued

The Company has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution from the Company. Benefit payments are paid for a specific number of years, generally beginning at age 65. The deferred compensation cost, including the Company’s matching contribution, are charged to current operations and credited to a liability account on the consolidated balance sheet.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with the provisions of FASB ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions of this statement, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for the grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the pro forma disclosures.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

The Company classifies interest accrued on unrecognized tax benefits with interest expense. Penalties accrued on unrecognized tax benefits are classified with operating expenses.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Cost

The Company incurred marketing and advertising cost of $110,025, $132,453 and $123,360 for the years ended December 31, 2009, 2008, and 2007, respectively. The amounts are expensed as incurred and included in the statements of income under other expense.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurement and Disclosure, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which restructured generally accepted accounting principles (“GAAP”) and simplified access to all authoritative literature by providing a single source of authoritative nongovernmental GAAP. The guidance is presented in a topically organized structure referred to as the FASB Accounting Standards Codification (“ASC”). The new structure is effective for interim or annual periods ending after September 15, 2009. All existing accounting standards have been superseded and all other accounting literature not included is considered non-authoritative.

The FASB issued new accounting guidance on accounting for transfers of financial assets in June 2009. The guidance limits the circumstances in which a financial asset should be derecognized when the transferor has not transferred the entire financial asset by taking into consideration the transferor’s continuing involvement. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The concept of a qualifying special-purpose entity is no longer applicable. The standard is effective for the first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the guidance to have any impact on the Company’s financial statements. The ASC was amended in December, 2009, to include this guidance.

Guidance was issued in June 2009 requiring a company to analyze whether its interest in a variable interest entity (“VIE”) gives it a controlling financial interest that should be included in consolidated financial statements. A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance, making it the primary beneficiary. Ongoing reassessments of whether a company is the primary beneficiary are also required by the standard. This guidance amends the criteria to qualify as a primary beneficiary as well as how to determine the existence of a VIE. The standard also eliminates certain exceptions that were previously available. This guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Comparative disclosures will be required for periods after the effective date. The Company does not expect the guidance to have any impact on the Company’s financial position. An update was issued in December, 2009, to include this guidance in the ASC.

An update was issued in October 2009 to provide guidance requiring companies to allocate revenue in multi-element arrangements. Under this guidance, products or services (deliverables) must be accounted for separately rather than as a combined unit utilizing a selling price hierarchy to determine the selling price of a deliverable. The selling price is based on vendor-specific evidence, third-party evidence or estimated selling price. The amendments in the update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. The Company does not expect the update to have an impact on its financial statements.

In October, 2009, updated guidance was issued to provide for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with prior guidance and recognized as an issuance cost, with an offset to additional paid-in capital. Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. The amendment also requires several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. The effective dates of the amendment are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. The Company has no plans to issue convertible debt and, therefore, does not expect the update to have an impact on its financial statements.

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In January, 2010, guidance was issued to alleviate diversity in the accounting for distributions to shareholders that allow the shareholder to elect to receive their entire distribution in cash or shares but with a limit on the aggregate amount of cash to be paid. The amendment states that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance. The amendment is effective for interim and annual periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.

Also in January, 2010, an amendment was issued to clarify the scope of subsidiaries for consolidation purposes. The amendment provides that the decrease in ownership guidance should apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity. The guidance does not apply to a decrease in ownership in transactions related to sales of in substance real estate or conveyances of oil and gas mineral rights. The update is effective for the interim or annual reporting periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Restrictions on Cash

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,122,000 and $806,000 for the periods including December 31, 2009 and 2008, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities available for sale and their approximate fair values at December 31, 2009 and 2008 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2009
Government-sponsored enterprises	$1,501,913	$3,687	$145	$1,505,455
Mortgage-backed securities	83,684	2,036	—	85,720
Corporate bonds	550,000	—	129,250	420,750

	$2,135,597	$5,723	$129,395	$2,011,925

2008
Government-sponsored enterprises	$1,512,503	$21,557	$—	$1,534,060
Mortgage-backed securities	100,457	197	887	99,767
Corporate bonds	550,000	—	23,045	526,955

	$2,162,960	$21,754	$23,932	$2,160,782

Restricted equity securities were $1,047,514 and $1,047,464 at December 31, 2009 and 2008, respectively. Restricted equity securities primarily consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank (“CBB”). These investments are carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock so long as it borrows from the FHLB. Redemption of the stock is typically at cost. Upon request, the stock may be sold back to the FHLB, at cost. Due to regulatory restrictions the FHLB is under, such stock redemptions have been indefinitely put on hold. CBB stock is classified as restricted due to the transfer restrictions placed on the ownership of the stock by the issuer.

Notes to Consolidated Financial Statements

Note 3. Securities, continued

At December 31, 2009 and 2008, substantially all investment securities were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Maturities of mortgage-backed bonds are stated based on contractual maturities. Actual maturities of these bonds may vary as the underlying mortgages are prepaid. The scheduled maturities of securities (all available for sale) at December 31, 2009, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$1,001,913	$1,005,600
Due after one year through five years	500,000	499,855
Due after five years through ten years	602,504	474,462
Due after ten years	31,180	32,008

	$2,135,597	$2,011,925

For the years ended December 31, 2009, 2008 and 2007, the Company had no realized gains or losses from the sale of investment securities. All were held to their scheduled maturity dates or call date.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008. These unrealized losses on investment securities are a result of volatility in interest rates and relate to government-sponsored enterprises and corporate bonds issued by other banks at December 31, 2009.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2009
Government-sponsored enterprises	$499,855	$145	$—	$—	$499,855	$145
Corporate bonds	—	—	420,750	129,250	420,750	129,250

	$499,855	$145	$420,750	$129,250	$920,605	$129,395

2008
Mortgage backed securities	$61,229	$861	$9,271	$26	$70,500	$887
Corporate bonds	526,955	23,045	—	—	526,955	23,045

	$588,184	$23,906	$9,271	$26	$597,455	$23,932

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheets at December 31, 2009 and 2008 are below. The 2008 analysis has been restated to reflect the current classification. Previously, the loan components were classified based on loan purpose instead of the underlying collateral of the loan. The reclassification resulted in the distribution of approximately $65,734,000 in loans previously classified as commercial loans to various real estate categories, primarily nonfarm, nonresidential loans.

	2009	2008

Commercial	$67,428,438	$56,391,439
Real estate:
Construction and land development	8,044,967	10,147,141
Residential, 1-4 families	46,355,854	46,638,301
Residential, 5 or more families	2,005,142	2,167,181
Farmland	2,458,748	2,580,133
Nonfarm, nonresidential	51,527,856	49,928,116
Agricultural	—	9,958
Consumer, net of discounts of $15,642 in 2009 and $32,908 in 2008	7,085,464	7,477,123
Other	155,653	79,731

	185,062,122	175,419,123

Deferred loan origination costs, net of fees	49,937	26,498

	185,112,059	175,445,621
Allowance for loan losses	(4,669,905)	(3,365,370)

	$180,442,154	$172,080,251

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

	2009	2008	2007

Balance, beginning	$3,365,370	$2,781,565	$2,531,305

Provision charged to expense	1,604,947	799,913	717,629
Recoveries of amounts charged off	115,704	41,110	51,140
Amounts charged off	(416,116)	(257,218)	(518,509)

Balance, ending	$4,669,905	$3,365,370	$2,781,565

The following is a summary of information pertaining to impaired loans at December 31:

	2009	2008
Impaired loans without a valuation allowance	$815,422	$443,124
Impaired loans with a valuation allowance	5,967,693	1,990,260

Total impaired loans	$6,783,115	$2,433,384

Valuation allowance related to impaired loans	$2,132,474	$756,492

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2009, 2008, and 2007, (all approximate) are summarized below:

	2009	2008	2007
Average investment in impaired loans	$4,163,000	$1,827,000	$665,000

Interest income recognized on impaired loans	$360,600	$136,200	$138,300

Interest income recognized on a cash basis on impaired loans	$358,200	$133,800	$136,500

No additional funds are committed to be advanced in connection with impaired loans.

Nonaccrual loans were $983,043 and $544,061 at December 31, 2009 and December 31, 2008, respectively, and are included in the table above. There were $2,825 and $36,725 in loans past due 90 days or more at December 31, 2009 and 2008, respectively, not included in nonaccrual loans.

Note 6. Loan Servicing

The Company occasionally sells the guaranteed portion of certain government guaranteed loans in the secondary market. The Company continues to service these loans that totaled $6,948,992 and $7,733,952 at December 31, 2009 and 2008, respectively. Management believes the value of the servicing asset approximates the fair value of the services the Company must perform related to these loans. Accordingly, no servicing asset or liability is recognized at December 31, 2009 or 2008. Gains on the sale of government guaranteed loans are presented as a separate component of noninterest income on the consolidated statements of income for the years ended December 31, 2009, 2008, and 2007.

Note 7. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2009 and 2008 are as follows:

	2009	2008
Land and improvements	$1,594,329	$1,575,620
Buildings and improvements	3,846,297	3,773,371
Furniture and equipment	2,455,111	2,406,587
Construction in progress	—	24,642

	7,895,737	7,780,220
Less accumulated depreciation	(3,013,967)	(2,735,694)

	$4,881,770	$5,044,526

Depreciation expense amounted to $279,036, $314,241 and $314,933 for the years ended December 31, 2009, 2008, and 2007, respectively.

The Company’s West Pine Street branch is leased under a five-year operating lease at a monthly rental of $1,969. The lease expires March 31, 2010. The Company has the option to renew the lease for three additional five-year terms. Each five-year term will carry a 12.5% increase in the monthly rental over the previous five-year term. Rental expense was $24,398, $42,174 and $41,810 for 2009, 2008 and 2007, respectively.

Notes to Consolidated Financial Statements

Note 7. Property and Equipment, continued

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2009, and leases expected to renew, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2010	$25,840
2011	26,578
2012	26,578
2013	26,578
2014 and thereafter	33,223

$138,797

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2009 and 2008, was $40,513,248 and $32,755,026, respectively. At December 31, 2009, the scheduled maturities of total time deposits are as follows:

2010	$75,904,057
2011	22,471,123
2012	3,344,734
Thereafter	2,012,626

$103,732,540

Note 9. Short-Term Debt

Short-term debt consists of Federal Home Loan Bank advances that have original maturities of 12 months or less, federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2009, 2008, and 2007, and for the periods then ended is summarized below:

	2009	2008	2007
Outstanding balance at December 31	$3,750,000	$3,884,186	$147,327

Year-end weighted average rate	0.55%	1.69%	3.20%

Daily average outstanding during the year	$3,520,444	$701,027	$696,780

Average rate for the year	0.74%	2.60%	4.39%

Maximum outstanding at any month-end during the year	$6,490,000	$4,041,527	$1,266,342

Lines of Credit

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $19,000,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $15,829,000. At December 31, 2009, there were no outstanding amounts due on the unsecured lines with correspondent banks. Amounts due to the Federal Home Loan Bank of Atlanta on the secured line of credit at December 31, 2009 and 2008 amounted to $12,950,000 and $12,200,000, respectively. Of the $12,950,000 outstanding at December 31, 2009, $3,750,000 was classified as short-term debt and $9,200,000 was classified as long-term debt.

Notes to Consolidated Financial Statements

Note 10. Long-Term Debt

The Company’s long-term debt includes instruments bearing fixed rates ranging from 3.02% to 4.99% and convertible rate instruments bearing rates ranging from 3.71% to 4.95%. The weighted average rate of all long-term debt at December 31, 2009 and December 31, 2008 was 4.21% and 4.30%, respectively. Collateral consist of real estate, substantially all 1-4 family first and second lien and revolving residential real estate loans and certain investment securities. The contractual maturities of long-term debt at December 31, 2009 and 2008 are as follows:

	2009		2008
2009	$	n/a	$3,000,000
2010		2,250,000	2,250,000
2011		1,350,000	1,350,000
2012		350,000	350,000
2013		—	—
2014		1,500,000	1,500,000
Thereafter		3,750,000	2,250,000

		$9,200,000	$10,700,000

Note 11. Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under the Fair Value Measurements and Disclosures Topic of FASB ASC 820, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with the Receivables Topic of FASB ASC. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2009, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with the Fair Value and Measurement Topic of the FASB ASC, impaired loans, where an allowance is established based on the fair value of collateral; require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Foreclosed Assets

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(in thousands) December 31, 2009	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$2,012	$—	$2,012	$—

Total assets at fair value	$2,012	$—	$2,012	$—

Total liabilities at fair value	$—	$—	$—	$—

(in thousands) December 31, 2008	Total	Level 1	Level 2	Level 3

Investment securities available for sale	$2,161	$—	$2,161	$—

Total assets at fair value	$2,161	$—	$2,161	$—

Total liabilities at fair value	$—	$—	$—	$—

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets or liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets and liabilities that are required to be measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets and liabilities measured at fair value on a nonrecurring basis are included in the table below.

(in thousands) December 31, 2009	Total	Level 1	Level 2	Level 3

Impaired Loans	$3,835	$—	$3,835	$—
Foreclosed assets	53	—	53	—

Total assets at fair value	$3,888	$—	$3,888	$—

Total liabilities at fair value	$—	$—	$—	$—

(in thousands) December 31, 2008	Total	Level 1	Level 2	Level 3

Impaired Loans	$1,234	$—	$1,234	$—
Foreclosed assets	50	—	50	—

Total assets at fair value	$1,284	$—	$1,284	$—

Total liabilities at fair value	$—	$—	$—	$—

Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The carrying amount of accrued interest receivable approximates its fair value.

Notes to Consolidated Financial Statements

Note 11. Fair Value, continued

Financial Instruments, continued

Bank owned life insurance: The carrying amount reported in the balance sheet approximates the fair value as it represents the cash surrender value of the life insurance.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Federal funds purchased, securities sold under agreements to repurchase and short-term debt: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and short-term debt approximate their fair values.

Long-term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation that applies interest rates currently available on similar instruments.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

Fair Values

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and due from banks	$1,924	$1,924	$1,294	$1,294
Federal funds sold and interest-bearing deposits with banks	19,480	19,480	16,703	16,703
Securities, available for sale	2,012	2,012	2,161	2,161
Restricted equity securities	1,048	1,048	1,047	1,047
Loans, net of allowance for loan losses	180,442	180,354	172,080	181,549
Bank owned life insurance	3,173	3,173	3,062	3,062

Financial liabilities
Deposits	173,975	163,638	163,747	160,442
Federal funds purchased and securities sold under agreements to repurchase	—	—	2,144	2,146
Long-term and short-term debt	12,950	12,953	12,440	12,701
Commitments and contingencies	—	—	—	—

Notes to Consolidated Financial Statements

Note 12. Stockholders’ Equity

On January 9, 2009, the Company issued and sold to the US Department of the Treasury 2,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share and a warrant to purchase 100.001 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, with a liquidation preference of $1,000 per share, at an initial exercise price of $0.01 per share. The Warrant was immediately exercised. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series C Warrant Preferred Stock pays a cumulative dividend of 9%, per annum. Net proceeds from the issuance, after legal fees, amounted to $1,975,015. Net accretion of discounts over amortization of premiums on the Series B and C Preferred Stock amounted to $31,490 for the year ended December 31, 2009, bringing the total Series B and C Preferred Stock investment to $2,006,505. Dividends accrued on the Series B and C Preferred Stock at December 31, 2009 totaled $14,533, which is included in dividends payable with accrued dividends on the Series A Preferred Stock.

In 2007, the Company adopted the requirements of the Compensation Topic of FASB ASC 715-60 regarding split dollar life insurance arrangements as a change in accounting principles through a cumulative-effect adjustment to beginning retained earnings. Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life, which the Company owns, and collateral assignment split dollar life. The FASB ASC states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits. The reduction of beginning retained earnings resulting from the cumulative-effect of the adoption was $43,346. Split dollar benefit expense amounting to approximately $16,514 and $14,785 was recognized in salaries and benefits expense in the period ended December 31, 2009 and 2008, respectively.

Note 13. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2009, 2008, and 2007.

	2009	2008	2007

Net income	$2,232,294	$1,514,565	$2,785,206
Non convertible preferred stock dividends (Series B and C)	(138,674)	—	—

Net income before convertible preferred dividends	2,093,620	1,514,565	2,785,206
Convertible preferred stock dividends (Series A)	(119,294)	(119,295)	(119,295)

Net income available to common shareholders	$1,974,326	$1,395,270	$2,665,911

Weighted average common shares outstanding	3,192,566	3,165,891	3,126,834

Effect of dilutive securities:
Options	6,464	25,888	42,290
Convertible preferred stock	395,148	395,148	395,148

Weighted average common shares outstanding, diluted	3,594,178	3,586,927	3,564,272

Basic earnings per share	$0.62	$0.44	$0.85

Diluted earnings per share	$0.58	$0.42	$0.78

Notes to Consolidated Financial Statements

Note 14. Employee Benefit Plans

The Company has a defined contribution plan (the Plan) qualifying under IRS Code Section 401(k). Eligible participants in the Plan can contribute up to the maximum percentage allowable not to exceed the dollar limit under IRC Section 401(k). Employee contributions were matched by the Company based on 100% of the first four percent of an employee’s contribution before 2008. Beginning in 2008, the Company began matching 100% of the first six percent of an employee’s contribution. For the years ended December 31, 2009, 2008 and 2007, the Company contributed $128,586, $136,496 and $89,420 to the Plan, respectively.

The Company has a Supplemental Retirement Benefit Plan (SERP) to provide future compensation to certain members of management upon retirement. Under plan provisions, payments projected to range from $19,838 to $89,914, per year, are payable for the life of the executive, generally beginning at age 65. The liability accrued for the compensation under the plan was $398,767 and $336,388 at December 31, 2009 and 2008, respectively. Employee benefits expense, an actuarially determined amount, was $62,379, $92,009, and $94,610 for the years ended December 31, 2009, 2008, and 2007, respectively. The assumed discount rate for the plan was 7.0% at December 31, 2009, 2008 and 2007.

The Company also has a deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 65. The maximum payout period is ten years. The liability accrued for deferred directors’ fees was $517,400 and $398,090 at December 31, 2009 and 2008, respectively. Deferred directors’ fees expensed under the plan for the years ended December 31, 2009, 2008 and 2007 were $119,310, $97,749, and $164,550, respectively.

The Company has purchased and is the primary beneficiary of life insurance policies indirectly related to the Supplemental Retirement Benefit Plan and the directors’ deferred compensation liability. The cash value of the life insurance policies totaled $3,173,307 and $3,062,150 at December 31, 2009 and 2008, respectively.

Note 15. Stock Based Compensation

The Company has two share-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was approximately $45,507, $51,791 and $7,801 for the years ended December 31, 2009, 2008 and 2007, respectively. The income tax benefit recognized for share-based compensation arrangements was approximately $15,472, $17,609 and $2,652 for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company has a qualified incentive stock option plan which reserved shares for purchase by eligible employees. Options granted under this plan vest at the rate of 20% per year, expire not more than ten years from the date of grant, and are exercisable at not less than the fair market value of the stock at the date of the grant. This plan expired on June 1, 2007. Before the plan expired, the 43,296 remaining shares available for grant were granted.

The Company also has a non-qualified stock option plan which reserved shares for purchase by non-employee directors. Options granted under this plan are exercisable after six months from the date of the grant at not less than the fair market value of the stock at the date of the grant. The life of such options shall not extend more than ten years from the date of the grant. This plan also expired on June 1, 2007. The six remaining shares not granted as of that date expired.

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 5 years, and forfeitures are considered immaterial based on the historical data of the Company. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees for the year ended December 31, 2007. No options were granted subsequent to 2007 due to the expiration of the plan.

Year Ended December 31, 2007

Dividend yield	0.00%
Risk-free rate	4.87%
Volatility	21.59%
Expected life	10 years

A summary of option activity under the stock option plans during the years ended December 31, 2009, 2008 and 2007 is presented below:

	Options Available	Options Outstanding	Weighted Average Exercise Price

Balance at December 31, 2006	43,302	252,188	2.74

Exercised	—	(179,088)	2.49
Authorized	—	—	—
Forfeited	—	—	—
Granted	(43,296)	43,296	13.27
Expired	(6)	—	—

Balance at December 31, 2007	—	116,396	7.07

Exercised	—	(4,804)	3.77
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2008	—	111,592	7.21

Exercised	—	(30,537)	2.82
Authorized	—	—	—
Forfeited	—	—	—
Granted	—	—	—
Expired	—	—	—

Balance at December 31, 2009	—	81,055	8.86

Notes to Consolidated Financial Statements

Note 15. Stock Based Compensation, continued

The following table sets forth the exercise prices, the number of options outstanding and the number of options exercisable at December 31, 2009:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)	Number of Options Exercisable	Weighted Average Exercise Price
$3.95	13,306	$3.95	1.1	13,306	$3.95
2.57	15,162	2.57	1.6	15,162	2.57
5.30	5,691	5.30	3.5	5,691	5.30
6.15	3,600	6.15	4.3	3,600	6.15
13.27	43,296	13.27	7.4	17,318	13.27

Total/Average	81,055	8.86	4.9	55,077	6.78

The following table sets forth information pertaining to the Company’s exercisable options and options expected to vest, as of December 31, 2009:

Incentive and non-qualified stock options:
Fair value of options granted during period expected to vest	$—

Aggregate intrinsic value of exercisable and nonvested options expected to vest	$—

Number of nonvested options expected to vest	25,978

Weighted average price of nonvested options expected to vest	$13.27

Weighted average remaining life of nonvested options expected to vest	2.40

Intrinsic value of nonvested options expected to vest	$—

As of December 31, 2009, there was $87,096 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.11 years. The total fair value of shares vested during the year ended December 31, 2009 was $73,719.

Note 16. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2009	2008	2007
Current	$1,270,731	$1,052,724	$1,766,921
Deferred	(559,407)	(228,008)	(198,034)

	$711,324	$824,716	$1,568,887

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows:

	2009	2008	2007
Expected tax expense	$1,000,830	$795,356	$1,480,392
State income tax, net of federal tax benefit	80,105	78,091	138,285
Tax exempt income	(402,674)	(66,312)	(54,956)
Other	33,063	17,581	5,166

	$711,324	$824,716	$1,568,887

Notes to Consolidated Financial Statements

Note 16. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2009 and 2008 are included in other assets and are summarized as follows:

	2009	2008

Deferred tax assets
Allowance for loan losses	$1,728,221	$1,229,730
Deferred compensation liability	353,182	283,141
Net unrealized loss on securities available for sale	46,836	2,777
Interest income on non-accrual loans	18,698	13,347
Lower of cost or market adjustment on loans transferred from available for sale to portfolio	38,969	43,717

	2,185,906	1,572,712

Deferred tax liabilities
Depreciation	290,705	295,413
Net deferred loan fees	19,250	10,215
Other	17,105	14,481

	327,060	320,109

Net deferred tax asset	$1,858,846	$1,252,603

The Company files tax returns in the United States Federal jurisdiction and the states of North Carolina and Virginia.

The Company classifies interest and penalties related to income tax assessments, if any, in interest expense or non-interest expense, respectively in the consolidated statements of operations. Tax years 2006 through 2008 are subject to examination by the Internal Revenue Service, North Carolina Department of Revenue, and the Virginia Department of Taxation. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded it has no liability related to uncertain tax positions.

Note 17. Commitments and Contingencies

Litigation

In the normal course of business the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

Notes to Consolidated Financial Statements

Note 17. Commitments and Contingencies, continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2009 and 2008 is as follows:

	2009	2008
Commitments to extend credit, including unused lines of credit	$34,920,362	$36,421,508
Standby letters of credit	1,602,956	2,036,638

	$36,523,318	$38,458,146

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. The commitments carry both fixed and variable rates of interest.

Concentrations of Credit Risk

Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $4,600,000 unless guaranteed by SBA or USDA Rural Development Corporation. Although the Company has a reasonably diversified loan portfolio, the following industries are considered concentrations: real estate, motion picture and sound recording, truck transportation, fabricated metal product manufacturing, heavy and civil engineering construction and building construction.

Other Commitments

The Company has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Company obligations in the event of merger or acquisition.

Note 18. Regulatory Restrictions

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina banking laws. However, regulatory authorities may limit payment of dividends by a bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,695,000 at December 31, 2009. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2009 and 2008.

Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events after that notification that management believes to have changed the institution’s category.

Notes to Consolidated Financial Statements

Note 18. Regulatory Restrictions, continued

The Company’s and Bank’s actual capital amounts and minimum required amounts (dollars in thousands) and ratios are also presented in the following table.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2009
Total Capital (to Risk-Weighted Assets)
Consolidated	$28,662	17.00%	$13,491	8.00%	$	n/a	n/a	%
Surrey Bank & Trust	$27,191	16.12%	$13,490	8.00%		$16,863	10.00%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$26,523	15.73%	$6,745	4.00%	$	n/a	n/a	%
Surrey Bank & Trust	$25,052	14.86%	$6,745	4.00%		$10,118	6.00%
Tier I Capital (to Average Assets)
Consolidated	$26,523	12.50%	$8,489	4.00%	$	n/a	n/a	%
Surrey Bank & Trust	$25,052	11.80%	$8,495	4.00%		$10,619	5.00%

December 31, 2008
Total Capital (to Risk-Weighted Assets)
Consolidated	$25,160	14.75%	$13,649	8.00%	$	n/a	n/a	%
Surrey Bank & Trust	$23,548	13.80%	$13,648	8.00%		$17,060	10.00%
Tier I Capital (to Risk-Weighted Assets)
Consolidated	$23,012	13.49%	$6,824	4.00%	$	n/a	n/a	%
Surrey Bank & Trust	$21,400	12.54%	$6,824	4.00%		$10,236	6.00%
Tier I Capital (to Average Assets)
Consolidated	$23,012	11.38%	$8,089	4.00%	$	n/a	n/a	%
Surrey Bank & Trust	$21,400	10.58%	$8,090	4.00%		$10,113	5.00%

Note 19. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

	2009	2008

Balance, beginning	$7,012,795	$6,196,064

New loans	2,837,249	2,869,538
Repayments	(2,327,032)	(2,052,807)

Balance, ending	$7,523,012	$7,012,795

Deposit transactions with related parties at December 31, 2009 and 2008 were insignificant.

Notes to Consolidated Financial Statements

Note 20. Investment in Freedom Finance, LLC

The condensed balance sheets of Freedom Finance, LLC, as of December 31, 2009 and 2008, and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 2009, are presented below:

Condensed Balance Sheets

December 31, 2009 and 2008

	2009	2008

Assets

Cash and due from banks	$25,234	$33,398
Interest-bearing deposits with banks	1,375,858	—
Loans, net of allowance for loan losses of $106,331 and $178,687 in 2009 and 2008, respectively	956,980	1,608,187
Property and equipment, net	1,320	2,907
Foreclosed assets	9,010	22,206
Other assets	102,499	104,392

	$2,470,901	$1,771,090

Liabilities and Capital

Liabilities
Short-term debt	$—	$240,000
Other liabilities	—	7,665

	—	247,665

Capital
Equity	642,078	642,078
Retained earnings	1,828,823	881,347

	2,470,901	1,523,425

	$2,470,901	$1,771,090

Condensed Statements of Income

For the years ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Income
Interest income	$299,964	$476,304	$680,633
Life insurance proceeds	1,000,000	—	—
Other income	915	2,083	4,502

Total income	1,300,879	478,387	685,135

Expenses
Interest expense	796	35,767	124,143
Provision for loan losses	103,119	22,871	284,901
Salaries and employee benefits	119,134	127,306	121,351
Occupancy expense	14,321	14,915	13,381
Equipment expense	5,839	8,131	6,715
Foreclosed assets, net	55,354	43,260	37,695
Other expense	54,840	180,054	158,611

Total expense	353,403	432,304	746,797

Net income (loss)	$947,476	$46,083	$(61,662)

Notes to Consolidated Financial Statements

Note 20. Investment in Freedom Finance, LLC, continued

Condensed Statements of Cash Flows

For the years ended December 31, 2009, 2008, and 2007

	2009	2008	2007

Cash flows from operating activities
Net income (loss)	$947,476	$46,083	$(61,662)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,587	2,410	2,605
Provision for loan losses	103,119	22,871	284,901
Deferred income taxes	27,642	30,569	40,396
Net (increase) decrease in other assets	(12,553)	134,662	(43,579)
Net increase (decrease) in other liabilities	(7,665)	9,401	(23,566)

Net cash provided by operating activities	1,059,606	245,996	199,095

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	(1,375,858)	—	—
Net decrease in loans	548,088	699,181	299,083

Net cash provided by (used in) investing activities	(827,770)	699,181	299,083

Cash flows from financing activities
Net increase (decrease) increase in short-term debt	(240,000)	240,000	—
Net decrease in long-term debt	—	(1,200,000)	(500,000)

Net cash used in financing activities	(240,000)	(960,000)	(500,000)

Net decrease in cash and due from banks	(8,164)	(14,823)	(1,822)

Cash and due from banks, beginning	33,398	48,221	50,043

Cash and due from banks, ending	$25,234	$33,398	$48,221

Notes to Consolidated Financial Statements

Note 21. Segment Reporting

The Company has two reportable segments, the Bank and Freedom Finance, LLC (subsidiary). The Bank provides mortgage, consumer, and commercial loans. Freedom Finance, LLC specializes in the purchase of sales finance contracts from local automobile dealers. Information about reportable segments, and reconciliation of such information to the consolidated financial statements as of and for the years ended December 31, 2009, 2008 and 2007, is as follows:

	Bank	Freedom Finance, LLC	Intersegment Elimination	Consolidated Totals

2009

Net interest income	$7,321,731	$299,168	$—	$7,620,899
Noninterest income	2,510,496	1,000,915	—	3,511,411
Depreciation and amortization	277,449	1,587	—	279,036
Provision for loan losses	1,501,828	103,119	—	1,604,947
Net income	1,284,818	947,476	—	2,232,294
Assets	218,349,924	2,470,901	(3,871,043)	216,949,782

2008

Net interest income	$6,479,931	$440,538	$—	$6,920,469
Noninterest income	2,496,028	2,083	—	2,498,111
Depreciation and amortization	311,831	2,410	—	314,241
Provision for loan losses	777,042	22,871	—	799,913
Net income	1,468,482	46,083	—	1,514,565
Assets	203,970,462	1,771,090	(1,563,537)	204,178,015

2007

Net interest income	$8,017,269	$556,490	$—	$8,573,759
Noninterest income	2,613,431	4,502	—	2,617,933
Depreciation and amortization	312,328	2,605	—	314,933
Provision for loan losses	432,728	284,901	—	717,629
Net income	2,846,868	(61,662)	—	2,785,206
Assets	209,806,380	2,675,606	(1,524,613)	210,957,373

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, require different technology and marketing strategies.

The Bank derives a majority of its revenue from interest income and relies primarily on net interest income to assess the performance of the segments and make decisions about resources to be allocated to the segment. Therefore, the segments are reported using net interest income for the period ended December 31, 2009, 2008, and 2007. The Bank does allocate income taxes to the segments. Other revenue represents noninterest income which is also allocated to the segments. The Company includes the holding company and an insurance and investment agency in its Bank segment above. The Bank does not have any single external customer from which it derives 10 percent or more of its revenues and operates in one geographical area.

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity

Surrey Bancorp owns all of the outstanding shares of the Bank. Condensed financial statements of Surrey Bancorp follow:

Condensed Balance Sheets

December 31, 2009 and 2008

	2009	2008

Assets

Cash and due from banks	$37,673	$101,253
Interest-bearing deposits with banks	1,480,000	1,540,000
Investment in subsidiaries	26,954,502	22,771,139
Other assets	—	598

	$28,472,175	$24,412,990

Liabilities and Capital

Liabilities
Dividends payable	$44,603	$29,987
Other liabilities	2,220	—

	46,823	29,987

Capital
Preferred stock	4,626,830	2,620,325
Common stock	9,406,429	9,270,253
Retained earnings	14,468,089	12,493,763
Accumulated other comprehensive income (loss)	(75,996)	(1,338)

	28,425,352	24,383,003

	$28,472,175	$24,412,990

Condensed Statements of Income

For the periods ended December 31, 2009, 2008, and 2007

	2009	2008	2007

Income
Equity in undistributed income of subsidiary	$2,227,986	$1,514,842	$2,765,315
Interest income	38,874	59,172	81,376

Total income	2,266,860	1,574,014	2,846,691

Expenses
Other expense	32,346	59,592	51,239

Total expense	32,346	59,592	51,239

Income before income taxes	2,234,514	1,514,422	2,795,452
Income tax expense (benefit)	2,220	(143)	10,246

Net income	2,232,294	1,514,565	2,785,206
Preferred stock dividends	(257,968)	(119,295)	(119,295)

Net income available to common stockholders	$1,974,326	$1,395,270	$2,665,911

Notes to Consolidated Financial Statements

Note 22. Parent Company Activity, continued

Condensed Statements of Cash Flows

For the periods ended December 31, 2009, 2008, and 2007

	2009	2008	2007

Cash flows from operating activities
Net income	$2,232,294	$1,514,565	$2,785,206
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(2,227,986)	(1,514,842)	(2,765,315)
Net decrease (increase) in other assets	598	554,232	(458,964)
Net increase in other liabilities	2,220	—	—

Net cash provided (used) by operating activities	7,126	553,955	(439,073)

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits with banks	60,000	(475,000)	325,000
Increase in investment in subsidiary	(2,000,000)	—	—

Net cash used in investing activities	(1,940,000)	(475,000)	325,000

Cash flows from financing activities
Common stock options exercised	86,238	18,132	186,467
Issuance of preferred stock, net	1,975,015	—	—
Tax benefit of non-employee stock option deduction	19,903	—	565,076
Dividends paid	(211,862)	(593,791)	(119,295)

Net cash provided by financing activities	1,869,294	(575,659)	632,248

Net increase (decrease) in cash and due from banks	(63,580)	(496,704)	518,175

Cash and due from banks, beginning	101,253	597,957	79,782

Cash and due from banks, ending	$37,673	$101,253	$597,957

Note 23. Subsequent Events

The Company has evaluated events and transactions subsequent to the date of these financial statements for potential recognition and disclosure.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Surrey Bancorp

Mount Airy, North Carolina

We have audited the consolidated balance sheets of Surrey Bancorp and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Surrey Bancorp and subsidiaries as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

Galax, Virginia
March 26, 2010

Management’s Discussion and Analysis

General

Surrey Bancorp was formed on May 1, 2003, and was created for the purpose of acquiring all the outstanding shares of common stock of Surrey Bank & Trust.

Surrey Bank & Trust was incorporated on July 15, 1996, as a North Carolina banking corporation and opened for business on July 22, 1996. The Bank operates for the primary purpose of serving the banking needs of individuals and small to medium sized businesses in Surry County, NC and Patrick County, VA and the surrounding area, while developing personal, hometown associations with these customers. The Bank offers a wide range of banking services including checking and savings accounts; commercial, consumer and mortgage loans; safe deposit boxes; and other associated services. Through its subsidiaries, Surrey Investment Services, Inc. and Freedom Finance, LLC, the Bank offers insurance and investment products and sales finance services, respectively. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Primary Market Area

The Bank’s market area consists of an area extending from Surry County, with offices in Mount Airy and Pilot Mountain, North Carolina, north into the southern portions of Carroll and Patrick Counties, Virginia. Mount Airy is the industrial and trading center of Surry County with a population of approximately 8,500 people living in the city limits and 30,000 in the metropolitan area. The total population of Surry County is approximately 73,000 people. Mount Airy is served by Interstate Highways 77 and 74 and U.S. Highways 52 and 601. Surry County has a civilian labor force of over 35,000. Major industries include manufacturing, construction, fabricated metals, and lumber and wood. The Bank has a branch office in Stuart, Virginia, which is located in Patrick County, Virginia. The primary industries found in Patrick County are lumber and wood, textiles and agricultural.

Management’s Discussion and Analysis of Operations

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of the Company’s financial condition and its results of operations. The following discussion should be read in conjunction with the Company’s financial statements and related notes.

Critical Accounting Policies

Surrey Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009, contain a summary of its significant accounting policies. Management believes the Company’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the Bank’s investment in the loan.

Management’s Discussion and Analysis

Critical Accounting Policies, continued

The allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less that the estimates. The unallocated allowance captures losses that are attributable to various economic environmental factors, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Table 1. Net Interest Income and Average Balances (dollars in thousands)

Net interest income is the Company’s principal source of earnings. Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits and FHLB Advances used to fund earning assets). Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. Changes in the interest rate environment and the Company’s cost of funds also affect net interest income. Table 1 summarizes the major components of net interest income for the years ended December 31, 2009 and 2008 and 2007.

	Periods Ended December 31,
	2009			2008			2007
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets
Deposits in other banks	$17,406	$21	0.12%	$18,129	$298	1.65%	$23,268	$994	4.27%
Taxable investment securities	3,285	68	2.08%	3,582	139	3.86%	4,152	213	5.13%
Federal funds sold	323	1	0.17%	357	7	2.00%	408	20	4.99%
Loans [1] [2]	177,919	10,757	6.05%	171,799	11,912	6.93%	160,289	13,797	8.61%

Total interest-earning assets	198,933	10,847		193,867	12,356		188,117	15,024

Yield on average interest-earning assets			5.45%			6.37%			7.99%

Noninterest-earning assets
Cash and due from banks	3,487			1,503			1,564
Property and equipment	4,964			5,104			4,622
Foreclosed assets	73			46			112
Interest receivable and other	6,046			5,905			5,722
Allowance for loan losses	(3,951)			(2,959)			(2,568)

Total noninterest-earning assets	10,619			9,599			9,452

Total assets	$209,552			$203,466			$197,569

Interest-bearing liabilities
Demand deposits	$20,238	130	0.65%	$18,934	$296	1.56%	$17,825	$490	2.75%
Savings deposits	21,459	208	0.97%	18,835	365	1.94%	16,803	527	3.13%
Time deposits	99,327	2,448	2.46%	100,608	4,188	4.16%	96,889	4,750	4.90%
Fed funds sold/Repurchase agreements	132	1	0.30%	443	7	1.51%	697	30	4.39%
Short-term debt	3,389	26	0.76%	256	12	4.48%	—	—	—%
Long-term debt	9,546	413	4.33%	13,186	568	4.30%	14,266	653	4.58%

Total interest-bearing liabilities	154,091	3,226		152,262	5,436		146,480	6,450

Cost of average interest bearing liabilities			2.09%			3.57%			4.40%

Noninterest-bearing liabilities
Demand deposits	26,011			25,398			27,142
Interest payable and other	1,794			2,004			1,843

Total noninterest-bearing liabilities	27,805			27,402			28,985

Total liabilities	181,896			179,664			175,465
Minority interest	—			—			—
Stockholders’ equity	27,656			23,802			22,104

Total liabilities and stockholders’ equity	$209,552			$203,466			$197,569

Net interest income		$7,621			$6,920			$8,574

Net yield on interest-earning assets			3.83%			3.57%			4.56%

1.	Includes non-accrual loans.
2.	Amortization of deferred loan fees are included in interest income.

Management’s Discussion and Analysis

Yields on interest-earning assets decreased during the year ended December 31, 2009, due to the decline in average interest rates over the year ending 2009 compared to 2008. The cost of interest bearing liabilities also decreased in 2009 due to the general decline in average interest rates. Due to the Company’s short-term liability sensitivity (interest-bearing liabilities repriced more rapidly than interest-earning assets) and the reduced competition for retail deposits, the net yield on interest earning assets increased from 3.57% to 3.83% during the year ended December 31, 2009.

Table 2. Rate/Volume Variance Analysis (dollars in thousands)

	2009 Compared to 2008			2008 Compared to 2007
	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume	Interest Income/ Expense Variance	Variance Rate	Attributed To Volume
Interest-earning assets
Deposits in other banks	$(277)	$(265)	$(12)	$(696)	$(513)	$(183)
Taxable investments securities	(71)	(60)	(11)	(74)	(47)	(27)
Federal funds sold	(6)	(5)	(1)	(13)	(11)	(2)
Loans	(1,155)	(1,601)	446	(1,885)	(2,988)	1,103

Total	(1,509)	(1,931)	422	(2,668)	(3,559)	891

Interest-bearing liabilities
Demand deposits	(166)	(185)	19	(194)	(223)	29
Savings deposits	(157)	(202)	45	(162)	(220)	58
Time deposits	(1,740)	(1,688)	(52)	(562)	(753)	191
Federal funds purchased/ Repurchase agreements	(6)	(3)	(3)	(23)	(14)	(9)
Short-term debt	14	(1)	15	12	—	12
Long-term debt	(155)	2	(157)	(85)	418	(503)

Total	(2,210)	(2,077)	(133)	(1,014)	(792)	(222)

Net interest income	$701	$146	$555	$(1,654)	$(2,767)	$1,113

As discussed above, the Company’s net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities (referred to as “volume change”) as well as by changes in yields earned on interest-earning assets and rates paid on deposits and borrowed funds (referred to as “rate change”). The table above presents, for the periods indicated, a summary of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amounts of change attributable to variations in volumes and rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and rate, respectively.

Provision for Loan Losses

The allowance for loan losses is established to provide for expected losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for probable losses. Management regularly reviews asset quality and re-evaluates the allowance for loan losses. However, no assurance can be given as to unforeseen adverse economic conditions or other circumstances that will result in increased provisions in the future. Additionally, regulatory examiners may require the Company to recognize additions to the allowance based upon their judgment about the loan portfolio and other information available to them at the time of their examinations.

Management’s Discussion and Analysis

Provision for Loan Losses, continued

A provision for loan losses of $1,604,947 was made during 2009, an increase of $805,034 or 100.6% from the $799,913 provided during 2008, in recognition of the current economic environment, our estimate of inherent risk associated with lending activities and growth in the loan portfolio. A provision for loan losses of $799,913 was made in 2008, an increase of $82,284, or 11.5% from the $717,629 provided during 2007. The provision attributable to the Bank increased from $777,042 in 2008 to $1,501,828 in 2009. This increase is primarily attributable to increases in reserves on impaired loans. The increased reserves on impaired loans primarily resulted from the deterioration of the debtors’ collateral bases on specific loans during the year ended December 31, 2009. These collateral bases include inventory and accounts receivable, among other operating assets. The provision attributable to Freedom Finance, LLC increased from $22,871 in 2008 to $103,119 for the year ended December 31, 2009. The increase in the Freedom Finance, LLC provision was due to increased defaults in 2009 due to a slumping economy. Net charge offs in the finance company increased from $103,099 in 2008 to $175,475 during the year ended December 31, 2009. Approximately 6%, 3% and 40% of the provision recorded in 2009, 2008 and 2007, respectively, was associated with Freedom Finance, LLC. The subsidiary’s outstanding loan balances have decreased 59% from 2007 to 2009 due to a weakening economy; therefore it has contributed less to the overall loan loss provision over the period.

The allowance for loan losses was $4,669,905, or 2.52% of total loans outstanding at December 31, 2009. This compares to an allowance for loan losses of $3,365,370, or 1.92% of total loans outstanding at December 31, 2008, which compares to an allowance for loan losses of $2,781,565, or 1.64% of total loans outstanding at December 31, 2007. The significant increase in the reserve, as a percentage of total loans in 2009, was due to the weakening economy and its effects on credit quality and collateral values. This necessitated an increase in reserves associated with impaired loans in 2009. Reserves on impaired loans increased from approximately $756,000 at December 31, 2008 to $2,132,000 at the end of 2009. Loan loss reserves on non-impaired loans were mitigated by the large amount of government guaranteed loans originated in 2009. Guaranteed loans represent virtually all of the net loan growth the Company experienced from December 31, 2008 to December 31, 2009. Approximately $44,761,000 of the total loans outstanding at December 31, 2009, are government guaranteed loans for which the Bank’s exposure ranges from 10% to 49% of the outstanding balance. The guaranteed portion of these loans amounts to approximately $33,105,000. When the guaranteed portions of the loans are factored into the equation, the loan loss reserve is approximately 3.07% of outstanding loan exposure. At December 31, 2008, government guaranteed loans amounted to approximately $33,909,000 of total outstanding loans, of which $24,301,000 represented the guaranteed portion. The reserve for loan losses at December 31, 2008, after the effect of guaranteed loans, was 2.23% of outstanding loan exposure. The December 31, 2007 reserve was 1.91% of outstanding loan exposure after adjustments for guaranteed loans.

The level of reserve is established based upon management’s evaluation of historical loss data and the effects of certain environmental factors on the loan portfolio. The historical loss portion of the reserve is computed using the average loss data from the past five years applied to its corresponding category of loans. However, historical losses only reflect a small portion of the Bank’s loan loss reserve. The environmental factors represent risk from external economic influences on the credit quality of the loan portfolio. These factors include the movement of interest rates, unemployment rates, past due and charge off trends, loan grading migrations, movement in collateral values and the Bank’s exposure to certain loan concentrations. Positive or negative movements in any of these factors have an effect on the credit quality of the loan portfolio. As a result, management continues to actively monitor the Bank’s asset quality affected by these environmental factors. Table 3 is a summary of loans past due, exclusive of nonaccrual loans, at December 31, 2009 and December 31, 2008.

Table 3. Past Due Loans

	December 31, 2009		December 31, 2008
	30-89 Days	90 Days Plus	30-89 Days	90 Days Plus

Construction and development	$257,318	$—	$—	$—
1-4 Family residential	580,428	—	481,620	—
Nonfarm, non-residential	353,239	—	356,400	—
Commercial and industrial	429,361	—	1,585,888	—
Consumer	106,873	2,825	309,136	36,725
Other loans	7,243	—	959	—

	$1,734,462	$2,825	$2,734,003	$36,725

Percentage of total loans	0.94%	0.00%	1.56%	0.02%

Management’s Discussion and Analysis

Provision for Loan Losses, continued

Past due loans are reviewed weekly and the situation assessed to determine potential problems arising in the loan portfolio. Proactive management of past due accounts allows management to anticipate trends within the portfolio and make appropriate adjustments to collection efforts and to the allowance for loan losses. Collectively, past dues decreased from December 31, 2008 to December 31, 2009. Approximately $1,584,000 of the past due commercial loans and the all of the past due nonfarm non-residential loans at December 31, 2008 were attributable to one customer. The customer was not past due at December 31, 2009. Excluding this one customer past dues increased approximately 51 percent from the end of 2008 to December 31, 2009. However, the past due percentage at December 31, 2009 is well within industry averages.

Management believes that its loan portfolio is diversified so that a downturn in a particular market or industry will not have a significant impact on the loan portfolio or the Bank’s financial condition. Management believes that its provision and reserve offer an adequate allowance for loan losses and provide an appropriate reserve for the loan portfolio.

The Bank lends primarily in Surry County, North Carolina and Patrick Country, Virginia and surrounding counties.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts, including charges for insufficient funds; fees charged for non-deposit services and fees and yield spread premiums on mortgage loans delivered to correspondents.

Table 4 discloses noninterest income for the periods ended December 31, 2009, 2008 and 2007.

Table 4. Sources of Noninterest Income

	For the period ended December 31,
	2009	2008	2007
Service charges on deposit accounts	$1,155,363	$1,153,707	$1,125,212
Fees on mortgage loans delivered to correspondents	109,161	71,218	119,404
Yield spread premiums on mortgage loans delivered to correspondents	46,643	65,098	90,318
Other service charges and fees	382,891	368,678	340,914
Other income	817,353	839,410	794,245
Gain on sale of government guaranteed loans	—	—	147,840
Life insurance proceeds	1,000,000	—	—

	$3,511,411	$2,498,111	$2,617,933

Activity in the deposit related noninterest income accounts increased in 2009 primarily due to insufficient funds fees, although the percentage of increase in insufficient fees from previous years slowed due to a slow down in economic activity. Activity in mortgage lending increased in 2009, as mortgage rates decreased; resulting in an increase in fees on mortgage loans delivered to correspondents. The lower rates however did reduce the yield spread premiums on mortgages delivered to correspondents. Other service charges and fees increased primarily due to increases in debit card and merchant fee income. Other income decreased in 2009 as income from miscellaneous sources (check cashing, inspection fees, etc.) decreased Insurance and investment revenues remained steady in 2009, increasing to $638,801 from the $635,266 received in 2008.

During 2005, the Bank entered into a program to sell the guaranteed portions of SBA and USDA guaranteed loans into the secondary market. These loans are originated and held in the Bank’s portfolio in the normal course of business. The gains recognized on these sales in 2007 amounted to $147,840. There were no sales of guaranteed loans in 2009 and 2008 and there were no loans held for sale as of December 31, 2009. However, the Bank plans to continue to originate guaranteed loans as portfolio loans and as loans held for sale.

During 2009, the Bank’s sales finance subsidiary, Freedom Finance, LLC, recorded tax-exempt life insurance proceeds of $1,000,000 in the first quarter of 2009. The proceeds were on the life of a former partner of the subsidiary.

Management’s Discussion and Analysis

Other Expense

The major components of other expense for the periods ended December 31, 2009, 2008, and 2007 are as follows:

Table 5. Sources of Noninterest Expense

	For the period ended December 31,
	2009	2008	2007
Salary and benefits	$3,347,410	$3,207,384	$3,063,889
Occupancy expenses	413,175	410,489	374,945
Furniture/equipment expenses	275,862	322,824	330,094
Data processing	382,003	365,017	379,042
Foreclosed assets, net	97,974	43,260	44,367
Postage/printing and supplies	212,948	229,841	215,313
Advertising and business promotion	110,025	132,453	124,307
Professional fees	299,144	251,747	311,513
FDIC insurance premiums	317,363	103,033	100,167
Other expenses	1,127,841	1,213,338	1,176,333

	$6,583,745	$6,279,386	$6,119,970

The overhead ratio of noninterest expense to adjusted total revenue (net interest income plus noninterest income) decreased from 66.7% in 2008 to 59.1% for the year ended December 31, 2009. The decrease is attributable to an 18.2% increase in adjusted total revenue from $9,418,580 in 2008 to $11,132,310 in 2009. This increase is the result of an increased net interest margin and an increase in noninterest income, primarily from life insurance proceeds. Total noninterest expense increased 4.8% to $6,583,745 in 2009 from $6,279,386 in 2008. Salaries and employee benefits of $3,347,410 increased $140,026 or 4.4% over the 2008 total of $3,207,384. This increase is primarily due to normal salary increases and the payment of incentives in 2009. No incentive payments were made in 2008. Occupancy expenses increased slightly in 2009 primarily due to the expenses associated with the permanent Stuart, Virginia branch which was opened for the entire year of 2009 after opening in April of 2008. Furniture and equipment expenses decreased in 2009 due to reductions in depreciation expense and repairs and maintenance expense. Data processing expense increased 4.6% to $382,003 due to growth and increased transactions. Postage printing and supplies decreased due to tighter control over the ordering of supplies. Advertising decreased in 2009 as a result of further cost controls. Professional fees increased primarily due to the write off of architectural fees associated with an abandoned expansion project. Other expenses increased primarily due to increased FDIC insurance assessments. FDIC insurance premiums increased 308% from $103,033 in 2008 to $317,363 in 2009, including a special assessment of $89,832.

Analysis of Financial Condition

Average earning assets have increased 2.6% from December 31, 2008, to December 31, 2009. Total earning assets represented 94.9% of total average assets at December 31, 2009 compared to 95.3% at the end of 2008. The mix of average earning assets changed moderately from December 31, 2008, to December 31, 2009. The most notable change in the mix of average earning assets was the increase in net loans and the corresponding decrease in interest-bearing bank balances. This migration results from a 3.6% increase in average loans in 2009, while average deposits increased only 1.8%. As a result a large portion of the average loan funding in 2009 came from existing interest-bearing bank balances, issuances of equity securities and earnings increases versus deposit growth.

Management’s Discussion and Analysis

Table 6. Average Asset Mix

	For the Year Ended December 31, 2009		For the Year Ended December 31, 2008		For the Year Ended December 31, 2007
	Average Balance	%	Average Balance	%	Average Balance	%
Earning assets
Loans, net	$177,918,569	84.90%	$71,798,699	84.44%	$160,288,308	81.13%
Investment securities	3,284,887	1.57%	3,582,580	1.76%	4,151,905	2.10%
Federal funds sold	322,977	0.15%	356,751	0.17%	408,090	0.21%
Interest-bearing bank balances	17,406,296	8.31%	18,128,652	8.91%	23,268,381	11.78%

Total earning assets	198,932,729	94.93%	193,866,682	95.28%	188,116,684	95.22%

Nonearning assets
Cash and due from banks	3,486,437	1.66%	1,503,016	0.74%	1,563,503	0.78%
Property and equipment	4,963,670	2.37%	5,103,882	2.51%	4,622,280	2.34%
Foreclosed assets	73,246	0.04%	46,354	0.02%	111,905	0.06%
Other assets	6,046,631	2.89%	5,904,928	2.90%	5,722,226	2.90%
Allowance for loan losses	(3,951,250)	(1.89)%	(2,958,736)	(1.45)%	(2,567,938)	(1.30)%

Total nonearning assets	10,618,734	5.07%	9,599,444	4.72%	9,451,976	5.05%

Total assets	$209,551,463	100.00%	$203,466,126	100.00%	$197,568,660	100.00%

At December 31, 2009, average net loans represented 84.90% of total average assets compared to 84.44% at the end of 2008. Investments decreased from 1.76% of average assets to 1.57% of average assets over the same time period. Interest-bearing bank balances decreased over the period from 8.91% to 8.31% of average assets. Although there was a decrease in total earning assets as a percentage of total average assets in 2009, a reduction in the average cost of funds of 127 basis points, including noninterest bearing deposits, in 2009 under that of 2008 resulted in an increase in the net yield on interest earning assets as shown in Table 1. The biggest increase in nonearning assets in 2009 was in cash and due from banks. This is the result of liquidity management and a change in clearing institutions during the year. The largest single item in other assets relates to the Bank’s investment in Bank Owned Life Insurance (BOLI). Even though the BOLI does produce income its revenue is classified as other non-interest income and therefore is grouped with nonearning assets in the table above.

Loans

Average net loans totaled $177,918,569 for the year ended December 31, 2009. This represents an increase of 3.6% over the average net loans for 2008. Loan demand remained relatively strong in 2009 although general economic conditions remained weak.

The loan portfolio is dominated by real estate and commercial loans. These loans make up 96.09% of the total loan portfolio at December 31, 2009. This is up from the 95.69% that the two categories maintained at December 31, 2008. The amount of loans outstanding by type at December 31, 2009, and December 31, 2008, and the maturity distribution for variable and fixed rate loans as of December 31, 2009 are presented in Tables 7 & 8, respectively. The 2008 summary in Table 7 has been restated to reflect the current collateral type classification of loans. Previously the loans were classified based on loan purpose. The classification change was made for regulatory reporting purposes in the first quarter of 2009. The years ended December 31, 2007, 2006 and 2005 are classified by loan purpose as opposed to underlying collateral of the loan. Based on the classifications for the years ended 2009 and 2008 it can be inferred that loans classified as commercial in 2005 through 2007 included a large amount of loans that were collateralized by nonfarm, nonresidential real estate.

Management’s Discussion and Analysis

Loans, continued

Table 7. Loan Portfolio Summary

	December 31, 2009		December 31, 2008		December 31, 2007
	Amount	%	Amount	%	Amount	%

Construction and development	$8,044,967	4.35%	$10,147,141	5.78%	$4,149,219	2.45%
1-4 family residential	46,355,854	25.05%	46,638,301	26.59%	35,064,796	20.72%
5 or more family residential	2,005,142	1.08%	2,167,181	1.24%	—	0.00%
Farmland	2,458,748	1.33%	2,580,133	1.47%	307,586	0.18%
Nonfarm, nonresidential	51,527,856	27.84%	49,928,116	28.46%	570,276	0.34%

Total real estate	110,392,567	59.65%	111,460,872	63.54%	40,091,877	23.69%

Agricultural	—	—%	9,958	0.01%	89,914	0.05%
Commercial and industrial	67,428,438	36.44%	56,391,439	32.15%	117,802,940	69.62%
Consumer	7,085,464	3.83%	7,477,123	4.26%	10,945,019	6.47%
Other	155,653	0.08%	79,731	0.04%	295,290	0.17%

Total	$185,062,122	100.00%	$175,419,123	100.00%	$169,225,040	100.00%

			December 31, 2006		December 31, 2005
			Amount	%	Amount	%

Construction and development			$5,899,497	3.77%	$3,575,431	2.47%
1-4 family residential			33,576,325	21.48%	37,639,470	26.02%
5 or more family residential			—	0.00%	—	0.00%
Farmland			334,997	0.21%	342,755	0.24%
Nonfarm, nonresidential			636,967	0.41%	716,814	0.50%

Total real estate			40,447,786	25.87%	42,274,470	29.23%

Agricultural			114,734	0.07%	272,216	0.19%
Commercial and industrial			104,322,425	66.72%	92,345,282	63.85%
Consumer			11,155,249	7.13%	9,394,901	6.50%
Other			308,700	0.21%	347,261	0.23%

Total			$156,348,894	100.00%	$144,634,130	100.00%

The concentrations represented above do not, based on managements’ assessment, expose the Bank to any unusual concentration risk. Based on the Bank’s size the only concentration that is above area peer group analysis is commercial and industrial loans. Management recognizes the inherent risk associated with commercial lending, including whether or not a borrower’s actual results of operations will correspond to those projected by the borrower when the loan was funded; economic factors such as the number of housing starts and increases in interest rates, etc.; depression of collateral values; and completion of projects within the original cost and time estimates. The Bank mitigates some of that risk by actively seeking government guarantees on these loans. Collectively, the Bank has approximately $44,761,000 in loans that carry government guarantees at December 31, 2009. The guaranteed portion of these loans amounts to $33,105,000, much of which are classified as commercial and industrial loans.

Loans in higher risk categories, such as non-owner occupied nonfarm, non-residential property and commercial real estate construction represent a small segment of our loan portfolio. Commercial construction loans included in construction and development loans amounted to $2,853,397 at December 31, 2009. Non-owner occupied nonfarm, non-residential properties included in nonfarm, non-residential loans above amounted to $11,477,274 at December 31, 2009.

Management’s Discussion and Analysis

Loans, continued

Table 8. Maturity Schedule of Loans

	Commercial Financial and Agricultural	Real Estate	Others	Total
				Amount	%
Fixed rate loans
Three months or less	$12,604,629	$15,469,867	$1,273,565	$29,348,061	15.86%
Over three months to twelve months	18,422,821	13,370,698	1,852,743	33,646,262	18.18%
Over one year to five years	9,618,446	31,886,311	3,073,092	44,577,849	24.09%
Over five years	6,488,922	11,865,611	17,586	18,372,119	9.94%

Total fixed rate loans	$47,134,818	$72,592,487	$6,216,986	$125,944,291	68.06%

Variable rate loans
Three months or less	$1,526,323	$907,442	$779,301	$3,213,066	1.74%
Over three months to twelve months	4,513,164	1,148,533	—	5,661,697	3.06%
Over one year to five years	7,490,305	2,528,217	—	10,018,522	5.41%
Over five years	6,763,827	33,215,888	244,830	40,224,545	21.74%

Total variable rate loans	$20,293,619	$37,800,080	$1,024,131	$59,117,830	31.94%

Total loans
Three months or less	$14,130,952	$16,377,309	$2,052,866	$32,561,127	17.59%
Over three months to twelve months	22,935,986	14,519,231	1,852,743	39,307,960	21.24%
Over one year to five years	17,108,751	34,414,528	3,073,092	54,596,371	29.49%
Over five years	13,252,749	45,081,499	262,416	58,596,664	31.67%

Total loans	$67,428,438	$110,392,567	$7,241,117	$185,062,122	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.05% for the year ended December 31, 2009, compared to an average yield of 6.93% in 2008. The lower average prime rate during 2009 compared to 2008, lead to the decrease in yields. Commercial loans increased to 36.44% of loans outstanding at December 31, 2009, compared to 32.15% at the end of 2008. Much of this increase involved increases in loans guaranteed by the SBA and USDA. Total real estate loans decreased from 63.54% of total loans at December 31, 2008, to 59.65% of total loans at December 31, 2009. A reduction in construction loans was a contributing factor in this decrease along with the fact that most of the total loan growth in 2009 was in commercial loans. Consumer loans fell to 3.83% of total loans at December 31, 2009, from 4.26% at December 31, 2008. This decrease was attributable to a decrease in consumer loans in Freedom Finance, LLC. Loans in the subsidiary decreased $723,563 or 40.49% from December 31, 2008 to December 31, 2009.

Management’s Discussion and Analysis

Investment Securities

The Company uses its investment portfolio to provide for unexpected deposit decreases or loan generation, to meet the Company’s interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has been conservative with virtually all investments taking the form of purchases of Government-sponsored enterprises and Mortgage-backed Securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity, which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time management may sell certain securities prior to their maturity. Table 9 presents the investment portfolio at December 31, 2009 and 2008 by major type of investments and maturity ranges.

In the falling rate environment experienced in 2009, the general turnover of Government-sponsored enterprises and the investment in adjustable-rate Mortgage-backed Securities, which adjust annually, caused the average yield of the investment portfolio to decrease to 2.08% for the year ended December 31, 2009, compared to 3.86% for 2008. At December 31, 2008 the market value of the investment portfolio was $3,059,439, representing a $123,671 depreciation of book value. At December 31, 2008, the market value of the investment portfolio was $2,178 below book value.

The Company has an investment in Federal Home Loan Bank of Atlanta (“FHLB”) stock of $995,300 at December 31, 2009 and $995,400 at December 31, 2008, which is included in restricted equity securities. The Company carries its investment in FHLB at its cost which is the par value of the stock. The level of investment in FHLB stock is based on the assets size of the Company and the amount of borrowings outstanding. The FHLB evaluates on a quarterly basis whether to repurchase excess capital stock from its members. After not paying a cash dividend for the fourth quarter 2008 and first quarter 2009, FHLB paid a cash dividend for the second quarter at an annualized rate of 0.84% in August. On October 30, 2009, FHLB announced an annualized dividend rate of 0.41% for the third quarter 2009 which was paid to members on November 2, 2009. At September 30, 2009 (the most recent date available), the FHLB was in compliance with all of its regulatory capital requirements as its total regulatory capital-to-assets ratio was 5.56% exceeding the 4% requirement, and its risk-based capital was $9.1 billion, exceeding its $4.0 billion requirement. Management believes that our investment in FHLB stock was not impaired as of December 31, 2009 or December 31, 2008. There can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks will not cause a decrease in the value of the Company’s investment in FHLB stock.

Table 9. Investment Securities

December 31, 2009, Available for Sale and Restricted

	In One Year or Less	One Year Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value

Investment securities
Government-sponsored enterprises	$1,001,913	$500,000	$—	$—	$1,501,913	$1,505,455
Government-sponsored enterprises pools (MBS)	—	—	52,503	31,180	83,683	85,720
Municipal securities	—	—	—	—	—	—
Corporate securities	—	—	550,000	—	550,000	420,750
Restricted	1,047,514	—	—	—	1,047,514	1,047,514

Total	$2,049,427	$500,000	$602,503	$31,180	$3,183,110	$3,059,439

Weighted average yields
Government-sponsored enterprises	3.00%	1.24%	—%	—%	2.41%
Government-sponsored enterprises pools (MBS)	—%	—%	4.09%	4.15%	4.11%
Municipal securities	—%	—%	—%	—%	—%
Corporate securities	—%	—%	4.05%	—%	4.05%
Restricted	0.30%	—%	—%	—%	0.30%

Consolidated	1.62%	1.24%	4.05%	4.15%	2.05%

Management’s Discussion and Analysis

Table 9. Investment Securities, continued

December 31, 2008 and December 31, 2007, Available for Sale and Restricted

	December 31, 2008		December 31, 2007
	Total	Market Value	Total	Market Value

Investment securities
Government-sponsored enterprises	$1,512,503	$1,534,060	$2,996,111	$3,000,500
Government-sponsored enterprises pools (MBS)	100,457	99,767	117,196	117,833
Municipal securities	—	—	—	—
Corporate securities	550,000	526,955	—	—
Restricted	1,047,464	1,047,464	994,014	994,014

Total	$3,210,424	$3,208,246	$4,107,321	$4,112,347

Average federal funds sold totaled $322,977 for the year ended December 31, 2009, which was down from the 2008 average. Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Deposits in other banks primarily represent deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank, which pay an overnight rate on those deposits. These rates usually mirror the federal funds rate. Also included in these deposits are short-term time deposit investments in other banks through the Certificate of Deposit Account Registry Service (CDARS). These time deposits are for terms less than one month and carry market rates. Management has made an effort to maintain deposits in other banks at the lowest level possible consistent with prudent risk management strategies, while having available resources to fund loan demand and the maturity of time deposits. Large average demand deposit balances also make it necessary to retain funds in more liquid investments. During the year ended December 31, 2009, average federal funds and deposits in other banks represented 0.15% and 8.31% of average assets, respectively. This compares to 0.18% and 8.91% in 2008, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investment in liquid assets. More specifically, core deposits (total deposits less certificates of deposit in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing loans or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continually monitor market pricing, competitor’s rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time, increasing overall profitability of the Bank.

Management’s Discussion and Analysis

Deposits, continued

Average deposits for the year ended December 31, 2009, amounted to $167,122,953 which was an increase of $2,983,710, or 1.8% over 2008. Average core deposits totaled $120,974,193 for the year ended December 31, 2009, a decrease of $3,622,240, or 2.9% over the 2008 average of $124,596,433. The percentage of the Bank’s average deposits that are interest bearing decreased to 84.43% for the year ended December 31, 2009, from 84.53% in 2008. Average demand deposits, which earn no interest, increased 2.4% from $25,398,158 in 2008 to $26,010,766 in 2009. Average deposits for the periods ended December 31, 2009, December 31, 2008 and December 31, 2007 are summarized in Table 10 below:

Table 10. Deposit Mix

	December 31, 2009		December 31, 2008		December 31, 2007
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits
NOW Accounts	$20,237,878	12.11%	$18,933,674	11.54%	$17,824,404	11.19%
Money Market	15,509,490	9.28%	13,629,090	8.30%	11,770,668	7.39%
Savings	5,949,780	3.56%	5,205,818	3.17%	5,032,319	3.16%
Small denomination certificates	53,178,701	31.82%	61,064,874	37.20%	59,549,741	37.37%
Large denomination certificates	37,474,738	22.42%	36,945,571	22.51%	37,339,620	23.43%
Brokered certificates	8,674,022	5.19%	2,597,239	1.59%	—	0.00%
Repurchase agreements	87,578	0.05%	364,819	0.22%	696,780	0.43%

Total interest-bearing deposits	141,112,187	84.43%	138,741,085	84.53%	132,213,532	82.97%

Noninterest-bearing deposits	26,010,766	15.57%	25,398,158	15.47%	27,142,464	17.03%

Total deposits	$167,122,953	100.00%	$164,139,243	100.00%	$159,355,996	100.00%

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $529,167, or 1.4% for the year ended December 31, 2009. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Due to the significantly lower rates available the Bank funded a portion of its liquidity needs with brokered certificates of deposit. These deposits are typically below $100,000 and are not considered core deposits. The average balance in brokered certificates of deposit in 2009 amounted to $8,674,022 compared to $2,597,239 in 2008. Table 11 provides maturity information relating to certificates of deposit of $100,000 or more at December 31, 2009.

Table 11. Large Time Deposit Maturities

Analysis of time deposits of $100,000 or more at December 31, 2009:

Remaining maturity of three months or less	$12,600,863
Remaining maturity over three through twelve months	18,017,906
Remaining maturity over twelve months	9,894,479

Total time deposits of $100,000 or more	$40,513,248

Borrowings

From time to time the Bank will find that funds raised through deposits and repurchase agreements will not fully satisfy the Bank’s liquidity needs. When this occurs, the Bank uses borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) to fund the shortfall. At year-end 2009, the Bank had short-term borrowings of $3,750,000, made up of short-term FHLB advances at a weighted-average rate of 0.55%. The average rate paid on this short-term debt for the year ended December 31, 2009 and 2008 was 0.74% and 2.60%, respectively.

Management’s Discussion and Analysis

Borrowings, continued

The following table presents information on each category of the Company’s short-term debt, which generally mature within one to seven days from the transaction date.

Table 12. Short-term Borrowings (dollars in thousands)

	For the period ended December 31,
	2009	2008	2007

Actual amount outstanding at period end:
Federal funds purchased	$—	$2,000	$—
Securities sold under agreements to repurchase	—	144	147
Short-term FHLB Borrowings	3,750	1,740	—

Weighted average actual interest rate at period end:
Federal funds purchased	—	2.00%	—
Securities sold under agreements to repurchase	—	—	3.20%
Short-term FHLB Borrowings	0.55%	1.47%	—

Maximum amount outstanding at any month-end in period:
Federal funds purchased	$3,500	$3,500	$—
Securities sold under agreements to repurchase	288	760	1,266
Short-term FHLB Borrowings	4,750	1,740	—

Average amount outstanding during period end:
Federal funds purchased	$45	$79	$—
Securities sold under agreements to repurchase	88	365	697
Short-term FHLB Borrowings	3,389	258	—

Weighted average interest rate during the period:
Federal funds purchased	0.90%	1.86%	—
Securities sold under agreements to repurchase	0.00%	1.44%	4.39%
Short-term FHLB Borrowings	0.76%	4.48%	—

Federal Home Loan Bank advances are relatively cost-effective funding sources and provide the Company with the flexibility to structure borrowings in a manner that aids in the management of interest rate risk and liquidity. Long-term debt consists of fixed, variable and convertible rate advances from the FHLB. The average interest rate paid on long- term debt for the year ended December 31, 2009 and 2008, was 4.33% and 4.30%, respectively. See Note 10 of the Company’s Consolidated Financial Statements for more information on the long-term advances.

Management’s Discussion and Analysis

Capital Adequacy

Stockholders’ equity amounted to $28,425,352 at December 31, 2009, a 16.6% increase over the 2008 year-end total of $24,383,003. Average stockholders’ equity as a percentage of average total assets amounted to 13.20% for the year ended December 31, 2009, and 11.70% in 2008.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2009, the Bank has a ratio of Tier 1 capital to risk-weighted assets of 14.86% and a ratio of total capital to risk-weighted assets of 16.12%. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2009, the Company had 3,198,105 shares of common stock outstanding, which were held by approximately 1,600 stockholders of record. Stock options for 30,537 shares of common stock were exercised in 2009.

Additionally, the Company had 189,356 shares of Series A 4.5% Convertible Non-Cumulative Perpetual Preferred Stock outstanding at December 31, 2009. The shares have a liquidation value of $14 per share. The shares were issued in a private placement and are held by approximately 49 stockholders of record. The shares are non-voting and convertible into 2.0868 shares of common stock.

On January 9, 2009, the Company issued and sold to the US Department of the Treasury 2,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share and a warrant to purchase 100.001 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, with a liquidation preference of $1,000 per share, at an initial exercise price of $0.01 per share. The Warrant was immediately exercised. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series C Warrant Preferred Stock pays a cumulative dividend of 9%, per annum. Net proceeds from the issuance, after legal fees, amounted to $1,975,015.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The Company actively monitors delinquencies, nonperforming assets and potential problem loans. Unsecured loans that are past due more than 90 days are placed into nonaccrual status. Secured loans reach nonaccrual status when they surpass 120 days past due. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status.

Management reviews all criticized loans on a periodic basis for possible charge offs. Any unsecured loans that are 90+ days past due must be charged off in full. If secured, a reserve equal to the potential loss will be established. Any charge off must be reported to the Board of Directors within 30 days. On a monthly basis, recovery actions will be provided to Board of Directors of recovery actions.

Management’s Discussion and Analysis

Nonperforming and Problem Assets, continued

The table below shows the amount of non-performing assets.

Table 13. Nonperforming Assets

	2009	2008	2007	2006	2005
Nonaccrual loans	$983,043	$544,061	$350,141	$304,064	$562,766
Loans past due 90 days and still accruing	2,825	36,725	49,001	103,237	47,714
Troubled debt restructured loans	384,584	—	—	—	—
Foreclosed assets	53,336	50,414	88,840	77,503	36,045

Total	$1,423,788	$631,200	$487,982	$484,804	$646,525

Total assets	$216,949,782	$204,178,015	$210,957,373	$187,109,528	$179,570,827

Ratio	0.66%	0.31%	0.23%	0.26%	0.36%

Interest receivable on original note terms	$78,566	$34,623	$25,837	$21,303	$28,548

Interest actually recorded in income	$45,686	$1,943	$7,181	$13,644	$18,047

At December 31, 2009 and 2008, the Bank had loans in nonaccrual status of $983,043 and $544,061, respectively. Foreclosed assets at December 31, 2009 primarily include undeveloped land. Loans that were considered impaired but were still accruing interest at December 31, 2009 and 2008, totaled $5,415,487 and $1,889,323, respectively. A loan is considered impaired when, based on current information and events it is probable that the Bank will be unable to collect all amounts due to the contractual terms of the loan agreement. Specific reserves on nonaccrual and impaired loans totaled $2,132,474 at December 31, 2009, or 31.4% of the balances outstanding compared to $756,492 or 31.1% of the balances outstanding at December 31, 2008.

Nonaccrual and impaired loans still accruing are summarized below:

Table 14. Nonaccrual and Impaired Loans

	December 31, 2009	December 31, 2008
Construction and development	$144,255	$—
1-4 family residential	612,516	184,718
Nonfarm, non-residential	781,797	194,567
Commercial and industrial	5,192,563	1,991,080
Consumer	50,924	62,607
Other loans	1,060	412

Total impaired and nonaccrual	$6,783,115	$2,433,384

Management’s Discussion and Analysis

Loan Losses

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market area that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

Net loans charged off as a percentage of average loans were 0.17% and 0.13% in 2009 and 2008, respectively.

The provision for loan losses and the activity in the allowance for loan losses are detailed in Table 15.

Table 15. Loan Losses (dollars in thousands)

	December 31,
	2009	2008	2007	2006	2005

Balance at January 1	$3,365	$2,782	$2,531	$2,311	$2,294

Recoveries
Commercial	93	15	5	82	3
Loans to individuals	23	26	46	37	215

Total recoveries	116	41	51	119	218

Charged-off loans
Commercial	(133)	(46)	(26)	(151)	(106)
Loans to individuals	(283)	(212)	(492)	(362)	(556)

Total charge-off loans	(416)	(258)	(518)	(513)	(662)

Net charge-offs	(300)	(217)	(467)	(394)	(444)
Provision for loan losses	1,605	800	718	614	461

Balance at December 31	$4,670	$3,365	$2,782	$2,531	$2,311

Total loans outstanding	$185,112	$175,446	$169,238	$156,383	$144,696

Average outstanding loans during period	$177,919	$171,799	$160,289	$147,362	$142,384

Allowance for loan losses to loans outstanding	2.52%	1.92%	1.64%	1.62%	1.60%

Ratio of net charge-offs to average loans outstanding	0.17%	0.13%	0.29%	0.27%	0.31%

Management’s Discussion and Analysis

Liquidity and Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal fund lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 13.01% at December 31, 2009, compared to 11.81% at December 31, 2008. The liquidity ratio at December 31, 2009 is considered adequate by management.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 16 shows the sensitivity of the Bank’s balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2009, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). However, in the four to twelve month window, liabilities subject to change in interest rates exceed assets subject to interest rate changes (non-asset sensitive).

Matching sensitive positions alone does not ensure the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Table 16. Interest Rate Sensitivity

	December 31, 2009 Maturities
	1 - 3 Months	4 - 12 Months	13 - 60 Months	Over 60 Months	Total

Earning Assets
Loans	$66,745,850	$28,939,335	$56,458,564	$32,918,373	$185,062,122
Investments	1,463,317	48,753	499,855	—	2,011,925
Interest-bearing balances with banks	19,067,374	—	—	—	19,067,374
Federal funds sold	412,947	—	—	—	412,947

Total	$87,689,488	$28,988,088	$56,958,419	$32,918,373	$206,554,368

Interest-bearing deposits
NOW accounts	$20,620,162	$—	$—	$—	$20,620,162
Money market	19,210,744	—	—	—	19,210,744
Savings	5,701,142	—	—	—	5,701,142
Certificates of deposit	35,670,620	40,233,437	27,828,483	—	103,732,540
Repurchase agreements/federal funds purchased	—	—	—	—	—
Short-term debt	2,750,000	1,000,000	—	—	3,750,000
Long-term debt	1,000,000	4,250,000	3,950,000	—	9,200,000

Total	$84,952,668	$45,483,437	$31,778,483	$—	$162,214,588

Interest sensitivity gap	$2,736,819	$(16,495,349)	$25,179,936	$32,918,373	$—
Cumulative interest sensitivity gap	$2,736,819	$(13,758,530)	$11,421,406	$44,339,779	$44,339,779
Ratio of sensitive assets to sensitive liabilities	103.22%	63.73%	179.24%	—%	127.33%
Cumulative ratio of sensitive assets to sensitive liabilities	103.22%	89.45%	107.04%	127.33%	127.33%

Table 17. Key Financial Ratios

	December 31,
	2009	2008	2007

Return on average assets	1.07%	0.74%	1.41%
Return on average equity	8.07%	6.36%	12.60%
Average equity to average assets	13.20%	11.70%	11.19%

Board of Directors and Officers

Board of Directors

Edward C. Ashby, III	Surrey Bank & Trust

William A. Johnson	J. G. Coram Company, Inc.

Elizabeth Johnson Lovill	Town and Country Builders of Mount Airy, Inc.

Robert H. Moody	Moody Funeral Services, Inc.

Gene Rees	F. Rees Company, Inc.

Tom G. Webb	Araneum, LLC

Buddy Williams	Ten Oaks, LLC

Hylton Wright	Retired

Bank Officers

Hylton Wright	Chairman

Edward C. Ashby, III	President and CEO

Peter A. Pequeno	Senior Vice President and CLO

Mark H. Towe	Senior Vice President, Treasurer and CFO

Brenda J. Harding	Senior Vice President, Secretary and COO

Christopher Nichols	Vice President

Lonnie Dillon	Vice President

Kenneth Shelton	Vice President

Lesa Hensley	Vice President

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Wednesday, April 28, 2010, at 10:00 a.m. at Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Requests for Information

Requests for information should be directed to Mr. Mark H. Towe, Senior Vice President and CFO, at Surrey Bank & Trust, Post Office Box 1227, Mount Airy, North Carolina, 27030; telephone (336) 783-3900. A copy of the Company’s Form 10-K for 2009 will be furnished, without charge, after March 31, 2010, upon written request, or will be available on the internet at www.surreybank.com.

Independent Auditors	Stock Transfer Agent

Elliott Davis, PLLC	First Citizens Bank
Certified Public Accountants	& Trust Company
Post Office Box 760	Post Office Box 29522
Galax, Virginia 24333	Raleigh, North Carolina 27626

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Banking Offices

145 North Renfro Street	1280 West Pine Street	940 Woodland Drive
Mount Airy, North Carolina	Mount Airy, North Carolina	Stuart Virginia
(336) 783-3900	(336) 783-3920	(276) 694-4825

2050 Rockford Street		653 South Key Street
Mount Airy, North Carolina		Pilot Mountain, North Carolina
(336) 783-3940		(336) 368-1122

Mortgage Lending Office

199 North Renfro Street
Mount Airy, North Carolina
(336) 783-3933

Freedom Finance, LLC	SB & T Insurance	Surrey Investment Services, Inc.
165 North Renfro Street	199 North Renfro Street	145 North Renfro Street
Mount Airy, North Carolina	Mount Airy, North Carolina	Mount Airy, North Carolina
(336) 783-3980	(336) 783-3939	(336) 783-3938